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                    February 2, 2022

       Teresa Wo Kuk Ching
       President and Director
       Sino Green Land Corp.
       No. 3 & 5 , Jalan Hi Tech 7/7 , Kawasan Perindustrian Hi Tech 7 43500 Semenyih, Selangor, Malaysia

                                                        Re: Sino Green Land
Corp.
                                                            Amendment No. 5 to
Registration Statement on Form 10-12G
                                                            Filed January 4,
2022
                                                            File No. 000-53208

       Dear Ms. Wo Kuk Ching:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Jackson Morris